Exhibit 99.2

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Pricing of $1.4 Billion Senior Notes due 2033

Houston, Texas – June 6, 2023 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) announced today that it has priced its previously announced offering of Senior Notes due 2033 (the “CQP 2033 Notes”). The CQP 2033 Notes will bear interest at a rate of 5.95% per annum and will mature on June 30, 2033. The CQP 2033 Notes were issued at a price equal to 99.774% of par, and the closing of the offering is expected to occur on June 21, 2023.

Cheniere Partners intends to contribute the proceeds from the offering to its subsidiary, Sabine Pass Liquefaction, LLC, to be used to redeem a portion of the outstanding aggregate principal amount of its senior secured notes due 2024 (the “SPL 2024 Notes”). This press release does not constitute an offer to purchase or a solicitation of an offer to sell the SPL 2024 Notes or a notice of redemption under the indenture governing the SPL 2024 Notes. The CQP 2033 Notes will rank pari passu in right of payment with the existing senior notes at Cheniere Partners, including the senior notes due 2029, the senior notes due 2031, and the senior notes due 2032.

The offer of the CQP 2033 Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the CQP 2033 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, and (vii) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:

Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764